Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-208334

Pricing Term Sheet

Term Sheet

(To preliminary prospectus supplement dated June 14, 2018

and prospectus dated December 4, 2015)

$500,000,000

3.750% Notes due 2028

Issuer:	CME Group Inc.

Security Type:	SEC Registered Senior Unsecured Notes

Trade Date:	June 14, 2018

Settlement Date:	June 21, 2018 (T+5)

Principal Amount:	$500,000,000

Maturity:	June 15, 2028

Interest Rate Per Annum:	3.750%

Interest Payment Dates:	Semiannually, on June 15 and December 15 of each year

First Interest Payment Date:	December 15, 2018

Optional Redemption:	Make-whole redemption at any time prior to March 15, 2028 at a discount rate of Treasury plus 15 bps. Redemption at par at any time commencing on March 15, 2028.

Public Offering Price:	99.984%

Proceeds to CME Group Inc. (before estimated expenses, after underwriting discount):	$496,670,000

Treasury Benchmark:	2.875% due May 15, 2028

Treasury Benchmark Price and Yield:	99-11/2.952%

Re-offer Spread vs. Treasury:	80 bps

Yield to Maturity:	3.752%

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event” (as defined in the preliminary prospectus supplement) at 101% of the principal amount, plus accrued and unpaid interest

Special Acquisition Redemption:	In the event that (i) the NEX Acquisition (as defined in the preliminary prospectus supplement) is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, at 101% of the principal amount, plus accrued and unpaid interest

Day Count:	30/360

Payment Business Days:	New York

Payment Convention:	Following, Unadjusted

Minimum Denomination / Multiples:	$2,000 / $1,000

CUSIP / ISIN:	12572QAJ4 / US12572QAJ40

Ratings*:	Aa3 / AA-

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:	Loop Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. The Williams Capital Group, L.P. Penserra Securities LLC

$700,000,000

4.150% Notes due 2048

Issuer:	CME Group Inc.

Security Type:	SEC Registered Senior Unsecured Notes

Trade Date:	June 14, 2018

Settlement Date:	June 21, 2018 (T+5)

Principal Amount:	$700,000,000

Maturity:	June 15, 2048

Interest Rate Per Annum:	4.150%

Interest Payment Dates:	Semiannually, on June 15 and December 15 of each year

First Interest Payment Date:	December 15, 2018

Optional Redemption:	Make-whole redemption at any time prior to December 15, 2047 at a discount rate of Treasury plus 20 bps. Redemption at par at any time commencing on December 15, 2047.

Public Offering Price:	99.541%

Proceeds to CME Group Inc. (before estimated expenses, after underwriting discount):	$690,662,000

Treasury Benchmark:	3.000% due February 15, 2048

Treasury Benchmark Price and Yield:	98-16/3.077%

Re-offer Spread vs. Treasury:	110 bps

Yield to Maturity:	4.177%

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event” (as defined in the preliminary prospectus supplement) at 101% of the principal amount, plus accrued and unpaid interest

Special Acquisition Redemption:	In the event that (i) the NEX Acquisition (as defined in the preliminary prospectus supplement) is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, at 101% of the principal amount, plus accrued and unpaid interest

Day Count:	30/360

Payment Business Days:	New York

Payment Convention:	Following, Unadjusted

Minimum Denomination / Multiples:	$2,000 / $1,000

CUSIP / ISIN:	12572QAH8/ US12572QAH83

Ratings*:	Aa3 / AA-

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:	Loop Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. The Williams Capital Group, L.P. Penserra Securities LLC

*NOTE: A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL, OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 or by calling Barclays Capital Inc. toll free at 1-888-603-5847 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement dated June 14, 2018 and the accompanying prospectus dated December 4, 2015.